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                                                                      EXHIBIT 12

                                 NISOURCE INC.
                       RATIO OF EARNINGS TO FIXED CHARGES




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                                                                          YEAR ENDED DECEMBER 31,
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                                              1995           1996            1997            1998           1999
                                        -------------   -------------   -------------   -------------  -------------
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Earnings as defined in item
  503(d) of Regulation S-K:
  Income before interest
    charges ..........................  $ 284,665,276   $ 287,877,630   $ 319,514,639   $ 338,081,136  $ 376,782,105
  Adjustments-
    Federal income taxes .............     95,676,572      80,626,310      97,010,863     115,799,335     91,898,851
    State income tax .................     15,214,803      12,781,207      16,856,952      16,785,056     14,131,404
    Deferred investment tax
      credit, net ....................     (7,515,362)     (7,407,813)     (7,375,636)     (7,360,787)    (7,691,257)
    Deferred income taxes, net .......     (1,479,358)     21,125,012      (1,466,940)    (22,460,744)    (7,890,731)
    Federal and state income
      taxes included in other
      income .........................     (2,698,478)       (206,820)        987,240      (1,900,910)             0
    Amortization of
      capitalized interest ...........        247,516         247,512               0               0              0
                                        -------------   -------------   -------------   -------------  -------------
                                        $ 384,110,969   $ 395,043,038   $ 425,527,118   $ 438,943,086  $ 467,230,372
                                        =============   =============   =============   =============  =============

Fixed charges as defined in
  item 503(d) of Regulation S-K:
  Interest on long-term debt .........  $  82,655,251   $  84,254,716   $ 102,842,096   $ 111,419,929  $ 131,788,756
  Other interest .....................     13,561,297      17,759,136      13,453,006      16,536,021     33,234,751
  Amortization of premium,
    reacquisition premium,
    discount and expense
    on debt, net .....................      4,401,658       4,605,471       4,718,120       4,589,696      5,148,168
  Interest portion of rent
    expense ..........................      2,415,111       2,656,116       2,939,650       7,899,302     16,757,234
  Minority Interest (Topies) .........                                                                    17,810,625
  Capitalized interest during period..        234,613               0               0               0              0
                                        -------------   -------------   -------------   -------------  -------------
                                        $ 103,267,930   $ 109,275,439   $ 123,952,872   $ 140,444,948  $ 204,739,534
                                        =============   =============   =============   =============  =============

Plus preferred stock dividends:
  Preferred dividend
    requirements of subsidiary .......  $   9,046,207   $   8,711,985   $   8,691,457   $   8,538,180  $   8,334,254
  Preferred dividend
    requirements factor ..............           1.54            1.59            1.54            1.49           1.61
                                        -------------   -------------   -------------   -------------  -------------

  Preferred dividend
    requirements of subsidiary .......     13,931,159      13,852,056      13,384,844      12,721,888     13,418,144
  Fixed charges ......................    103,267,930     109,275,439     123,952,872     140,444,948    204,739,534
                                        -------------   -------------   -------------   -------------  -------------
                                        $ 117,199,089   $ 123,127,495   $ 137,337,716   $ 153,166,836  $ 218,157,678
                                        =============   =============   =============   =============  =============

Ratio of earnings to fixed
  charges ..........................             3.28            3.21            3.10            2.87           2.14
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